Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

FOR IMMEDIATE RELEASE

Frank A. Bozich Named President and CEO of Trinseo

BERWYN, Pa. – January 30, 2019 - Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today announced that Frank A. Bozich has been named President and CEO, effective March 4, 2019.

He replaces Christopher D. Pappas, who recently announced his plans to retire following his tenure as President and CEO of Trinseo since 2010. Pappas will transition to the role of Special Adviser to the CEO effective March 4, in support of a smooth transition.

Stephen M. Zide, Chairman of the Board of Directors, said, “Frank Bozich is an accomplished CEO known for his strong personal leadership and track record of driving business growth and corporate transformation. His breadth of experience in leading businesses in diverse and dynamic global markets is an ideal fit with Trinseo’s strategic priorities, and we look forward to him leading the company in its next phase of growth.”

“In addition, we thank Chris Pappas for his nearly nine years of exemplary leadership,” Zide said. “Chris was the principal architect of Trinseo’s culture and strategy, and during his tenure, EBITDA grew three-fold, while the company’s EH&S performance improved as well. All of us wish him the very best in his well-deserved retirement.”

Pappas added, “In the time I’ve gotten to know Frank Bozich, I’ve been impressed with his knowledge of our industry and his strong leadership capabilities. I’m confident that he will lead Trinseo very effectively for the future, and I’m committed to support him in a smooth and seamless transition.”

Bozich was most recently President and CEO of SI Group, a global specialty chemical company, from 2013-2019. SI Group is headquartered in Schenectady, New York, and operates more than 30 manufacturing facilities on five continents, with more than $2 billion in annual sales and more than 3,000 employees worldwide.

At SI Group, Bozich grew the company’s chemical intermediates and specialty resins businesses in serving a wide range of market segments including industrial and consumer goods, rubber resins, plastic additives, adhesives, and engineering plastics. During his tenure, SI Group completed an acquisition of businesses from Albemarle Corporation, expanded operations in Brazil, China and the U.S., and was recognized for accomplishments in corporate social responsibility, Responsible Care®, and employee engagement. In 2018, SI Group was acquired by SK Capital Partners and merged with Addivant, another portfolio company of SK Capital.

Prior to joining SI Group, Bozich held several executive management positions at BASF, where he served as President of BASF's Catalysts Division; Group Vice President of Precious and Base Metal Services; and Group Vice President of the Integration Management Office.

Prior to BASF, Bozich was Group Vice President, Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006. He has also held leadership positions at Rohm and Haas; Croda Adhesives, Inc.; and Apex Adhesives, which he founded in 1986.

Bozich serves as a director of OGE Energy Corp. (NYSE: OGE), an Oklahoma-based gas and electric utility company. He previously served on the Board of Trustees of Ellis Medicine, a hospital in Schenectady, New York.

Bozich holds a bachelor's degree in Chemistry and a master's degree in Business Administration from the University of Chicago, as well as a master's degree in Chemistry from the University of Illinois.

He will be based at Trinseo’s global operations center in Berwyn, PA, U.S.A.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, appliances, consumer electronics, medical devices, electrical, building and construction, textile, paper and board, footwear and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.